UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
    ----------------------------------------------------------------------
                                  SCHEDULE 13G

           INFORMATION STATEMENT PURSUANT TO RULE 13D-1 AND 13D-2
                UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO.     )*

                             RED BRICK SYSTEMS, INC.
                  ---------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
                  ---------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                    756422101
                  ---------------------------------------------
                                  (CUSIP NUMBER)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of 11 Pages

    |--------------------|                          |--------------------|
    |CUSIP NO. 756422101 |         13G              | Page 2 of 11 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |  |   AMC Partners 89, L.P. (AMCP89)                                |
    |  |   77-0209833                                                    |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |   CALIFORNIA                                                    |
    |--------------------------------------------------------------------|
    |                   |5|SOLE VOTING POWER                             |
    |                   | | 2,464,947 shares of Common Stock             |
    |    NUMBER OF      |-|----------------------------------------------|
    |     SHARES        |6|SHARED VOTING POWER                           |
    |  BENEFICIALLY     | |                                              |
    |    OWNED BY       |-|----------------------------------------------|
    |      EACH         |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | | 2,464,947 shares of Common Stock             |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |                                              |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                                                                 |
    |  |   2,464,947 shares                                              |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                               21.9%                             |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             PN                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 756422101 |         13G              | Page 3 of 11 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |  |   Asset Management Associates 1989, L.P. (AMA89)                |
    |  |   77-0209834                                                    |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |   CALIFORNIA                                                    |
    |--------------------------------------------------------------------|
    |                   |5|SOLE VOTING POWER                             |
    |                   | | 2,464,947 shares of Common Stock, except     |
    |                   | | that AMC Partners 89, L.P. (AMCP89), the     |
    |                   | | general partner of AMA89 may be deemed to    |
    |     NUMBER OF     | | have shared power to vote these shares       |
    |      SHARES       |-|----------------------------------------------|
    |   BENEFICIALLY    |6|SHARED VOTING POWER                           |
    |     OWNED BY      | |   see response to Row 5                      |
    |       EACH        |-|----------------------------------------------|
    |     REPORTING     |7|SOLE DISPOSITIVE POWER                        |
    |      PERSON       | | 2,464,947 shares of Common Stock, except     |
    |       WITH        | | that AMCP89 may be deemed to have shared     |
    |                   | | power to dispose of these shares             |
    |                   |-|----------------------------------------------|
    |                   |8|SHARED DISPOSITIVE POWER                      |
    |                   | |   see response to Row 7                      |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                                                                 |
    |  |   2,464,947 shares                                              |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                               21.9%                             |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             PN                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 756422101 |         13G              | Page 4 of 11 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |  |   John F. Shoch                                                 |
    |  |   ###-##-####                                                   |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |   United States                                                 |
    |--------------------------------------------------------------------|
    |                   |5|SOLE VOTING POWER                             |
    |                   | |  15,000 shares of Common Stock               |
    |    NUMBER OF      |-|----------------------------------------------|
    |      SHARES       |6|SHARED VOTING POWER                           |
    |   BENEFICIALLY    | |  2,466,947 shares of Common Stock            |
    |     OWNED BY      |-|----------------------------------------------|
    |      EACH         |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |  15,000 shares of Common Stock               |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |  2,466,947 shares of Common Stock            |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                                                                 |
    |  |   2,481,947 shares                                              |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                               22.1%                             |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IN                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 756422101 |         13G              | Page 5 of 11 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |  |   Craig C. Taylor                                               |
    |  |   ###-##-####                                                   |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |   United States                                                 |
    |--------------------------------------------------------------------|
    |                   |5|SOLE VOTING POWER                             |
    |                   | |                                              |
    |    NUMBER OF      |-|----------------------------------------------|
    |      SHARES       |6|SHARED VOTING POWER                           |
    |   BENEFICIALLY    | |  2,464,947 shares of Common Stock            |
    |     OWNED BY      |-|----------------------------------------------|
    |      EACH         |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |                                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |  2,464,947 shares of Common Stock            |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                                                                 |
    |  |   2,464,947 shares                                              |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                               21.9%                             |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IN                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 756422101 |         13G              | Page 6 of 11 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |  |   W. Ferrell Sanders                                            |
    |  |   ###-##-####                                                   |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |   United States                                                 |
    |--------------------------------------------------------------------|
    |                   |5|SOLE VOTING POWER                             |
    |                   | |                                              |
    |    NUMBER OF      |-|----------------------------------------------|
    |      SHARES       |6|SHARED VOTING POWER                           |
    |   BENEFICIALLY    | |  2,464,947 shares of Common Stock            |
    |     OWNED BY      |-|----------------------------------------------|
    |      EACH         |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |                                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |  2,464,947 shares of Common Stock            |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                                                                 |
    |  |   2,464,947 shares                                              |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                               21.9%                             |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IN                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    |--------------------|                          |--------------------|
    |CUSIP NO. 756422101 |         13G              | Page 7 of 11 Pages |
    |--------------------|                          |--------------------|
    |--------------------------------------------------------------------|
    | 1|NAME OF REPORTING PERSON                                         |
    |  |S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                |
    |  |                                                                 |
    |  |   Franklin P. Johnson, Jr.                                      |
    |  |   ###-##-####                                                   |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 2|CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *   (A) [ ]     |
    |  |                                                     (B) [X]     |
    |--|-----------------------------------------------------------------|
    | 3|SEC USE ONLY                                                     |
    |  |                                                                 |
    |  |                                                                 |
    |--|-----------------------------------------------------------------|
    | 4|CITIZENSHIP OR PLACE OF ORGANIZATION                             |
    |  |                                                                 |
    |  |   United States                                                 |
    |--------------------------------------------------------------------|
    |                   |5|SOLE VOTING POWER                             |
    |                   | |                                              |
    |    NUMBER OF      |-|----------------------------------------------|
    |      SHARES       |6|SHARED VOTING POWER                           |
    |   BENEFICIALLY    | |  2,464,947 shares of Common Stock            |
    |     OWNED BY      |-|----------------------------------------------|
    |      EACH         |7|SOLE DISPOSITIVE POWER                        |
    |    REPORTING      | |                                              |
    |     PERSON        |-|----------------------------------------------|
    |      WITH         |8|SHARED DISPOSITIVE POWER                      |
    |                   | |  2,464,947 shares of Common Stock            |
    |--------------------------------------------------------------------|
    | 9|AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     |
    |  |                                                                 |
    |  |   2,464,947 shares                                              |
    |--|-----------------------------------------------------------------|
    |10|CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN    |
    |  |SHARES *                                            |------|     |
    |  |                                                    |------|     |
    |--|-----------------------------------------------------------------|
    |11|PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  |
    |  |                                                                 |
    |  |                               21.9%                             |
    |--|-----------------------------------------------------------------|
    |12|TYPE OF REPORTING PERSON *                                       |
    |  |                                                                 |
    |  |                             IN                                  |
    |--------------------------------------------------------------------|

                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

    Item 1(a) Name of Issuer:                         Page 8 of 11 Pages
              --------------
              Red Brick Systems, Inc.

    Item 1(b) Address of Issuer's Principal Executive Offices:
              -----------------------------------------------
              485 Alberto Way
              Los Gatos, CA 95032


    Item 2(a) Name of Person Filing:
              ---------------------
              AMC Partners 89, L.P. (AMCP89)
              Asset Management Associates 1989, L.P. (AMA89)
              John F. Shoch (JFS)
              Craig C. Taylor (CCT)
              W. Ferrell Sanders (WFS)
              Franklin P. Johnson, Jr. (FPJ)

              AMCP89 is the general partner of AMA89
              JFS, CCT, WFS and FPJ are the general partners of AMCP89

    Item 2(b) Address of Principal Business Office:
              ------------------------------------
              2275 East Bayshore Road, Suite 150
              Palo Alto, CA 94303

    Item 2(c) Citizenship:
              -----------
              AMCP89 and AMA89 : California
              JFS, CCT, WFS, FPJ : United States

    Item 2(d) Title of Class of Securities:
              ----------------------------
              Common Stock

    Item 2(e) CUSIP Number:
              ------------
              756422101

    Item 3.   Type of Reporting Person:
              ------------------------
              Not applicable

    Item 4.   Ownership:
              ----------
              See Rows 5 through 11 of cover pages

                                                      Page 9 of 11 Pages

    Item 5.   Ownership of Five Percent or Less of a Class:
              ---------------------------------------------
              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the
              class of securities, check the following.            ( )

    Item 6.   Ownership of More than Five Percent on behalf of Another
              Person:
              --------------------------------------------------------
              Under certain circumstances set forth in the AMA89 and the AMCP89 Limited Partnership Agreements, the General Partners and Limited Partners of each of such partnerships have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer owned by each such fund

    Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reporting on by the Parent Holding Company:
              ---------------------------------------------------------
              Not Applicable

    Item 8.   Identification and Classification of Members of the Group.
              ---------------------------------------------------------
              See Exhibit A. The Reporting Persons may be deemed to be a Group for the purposes of Section 13(d) and 13(g) of the Act and the rules thereunder, although each expressly disclaims any assertion or presumption that it or the other persons on whose behalf this Statement is filed constitute a Group. The filing of this Statement should not be construed to be an admission that any of the Reporting Persons is a member of a Group consisting of one or more such persons.

    Item 9.  Notice of Dissolution of Group:
             ------------------------------
             Not applicable

    Item 10. Certification:
             -------------
             By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

    [EXHIBITS]

    [A:   Joint Filing Statement]

                                                       Page 10 of 11 Pages

             Signature
             ---------
             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   Date: February 3, 1997

             Asset Management Associates 1989, L.P.


             /s/ John F. Shoch
             --------------------------------------
             General Partner of AMC Partners 89, L.P.
             the General Partner of Asset Management
             Associates 1989, L.P.


             AMC Partners 89, L.P.


             /s/ John F. Shoch
             --------------------------------------
             General Partner




             /s/ John F. Shoch
             --------------------------------------
             John F. Shoch




             /s/ Craig C. Taylor
             --------------------------------------
             Craig C. Taylor




             /s/ W. Ferrell Sanders
             --------------------------------------
             W. Ferrell Sanders




             /s/ Franklin P. Johnson
             --------------------------------------
             Franklin P. Johnson, Jr.

                                                       Page 11 of 11 Pages

                             EXHIBIT A



                      JOINT FILING AGREEMENT
                      ----------------------

             Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

                                                   Date: February 3, 1997

             Asset Management Associates 1989, L.P.


             /s/ John F. Shoch
             --------------------------------------
             General Partner of AMC Partners 89, L.P.
             the General Partner of Asset Management
             Associates 1989, L.P.


             AMC Partners 89, L.P.


             /s/ John F. Shoch
             --------------------------------------
             General Partner




             /s/ John F. Shoch
             --------------------------------------
             John F. Shoch




             /s/ Craig C. Taylor
             --------------------------------------
             Craig C. Taylor




             /s/ W. Ferrell Sanders
             --------------------------------------
             W. Ferrell Sanders




             /s/ Franklin P. Johnson
             --------------------------------------
             Franklin P. Johnson, Jr.